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                                 EXHIBIT 10.23


                              EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT ("Agreement"), dated as of May 24, 1995 by and between SUN SPORTSWEAR, INC., a Washington corporation ("Employer"), and SANDRA L. TEUFEL, a resident of Mercer Island, Washington ("Employee").

                                   AGREEMENTS

In consideration of the mutual promises and covenants set forth below, Employer and Employee agree as follows:

1.       Employment.   Employer hereby employs Employee and Employee hereby
         accepts employment with Employer in the Puget Sound area of Washington State upon the terms and conditions set forth herein.

2.       Term.   The term of this Agreement shall begin on the date above
         written and shall end on December 31, 1995, unless earlier terminated pursuant to Paragraph 7 hereof.

3.       Compensation.   For all services rendered by Employee hereunder,
         Employer agrees to pay and grant Employee and Employee agrees to accept the following:

         3.1 An annual base salary of two hundred thousand dollars ($200,000), payable at the times and in the manner set by Employer's standard payroll policy;

         3.2 An annual bonus as set forth on Exhibit A attached hereto and by this reference incorporated herein; and

         3.3 Stock Options in the amount of 54,500 shares, to be granted under the Employer's 1989 Employee Stock Option Plan, the exercise price of which shall be the fair market value as defined in such Plan on the date of the Employer's annual meeting, May 25, 1995, and which shares shall vest according to the following vesting schedule:

                 a.       One third shall vest on December 30, 1995,
                 b.       One third shall vest on December 30, 1996,
                 c.       One third shall vest on December 30, 1997,

         provided, however, that the two thirds described in subparagraphs 3.3 (b and c) above shall vest and be exercisable by Employee only if she is in the employ of Employer at such vesting dates in her current or a higher management capacity.

4.       Duties of Employee.   Employee is employed as Senior Vice President,
         Women's and Girls' Division of Employer with such duties, responsibilities and authority as are consistent with such position. Employee shall report to the Chief Executive Officer and perform such additional duties as are assigned to her by such Officer and/or by the Board of Directors of Employer and which are within the scope of duties and responsibilities normally performed by a corporate officer in such position.





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         4.1     During the term of this Agreement, Employee shall devote her full time, attention and efforts to the conduct of the business of Employer and the performance of her duties hereunder. Employee shall not engage in any other business activity, whether pursued for gain, profit, or otherwise; provided that Employee shall not be prevented from investing her personal assets in entities in a manner that will not require her services to help conduct the affairs of such entities.

         4.2 The parties have discussed the mutual importance to Employee and Employer of development and succession planning in Employee's Division. The parties therefore agree that Employee shall use her best efforts to train, develop and strengthen her staff.

5.       Benefits.   Employee shall be entitled to all rights and benefits for
         which she is eligible under Employer's 401(k), health, life and disability insurance plans to the extent Employer maintains any or all such plans, provided that nothing herein shall obligate Employer to establish or maintain any such plans.

6.       Vacation.   Employee shall be entitled to a total of four (4) weeks
         vacation each year. Employee also has two (2) weeks of accrued vacation that are carried over from 1994.

7.       Termination and Extension.   This Agreement may be terminated prior to
         December 31, 1995 upon mutual agreement in writing and signed by both parties. It is the intent of both parties, however, that an extension of this Agreement continuing beyond December 31, 1995, be mutually agreed to in a writing signed by both parties prior to such date.
         Such extended agreement may contain such additional and amended terms and conditions as are mutually agreed to by both parties.

8.       Nondisclosure of Confidential Information.

         8.1 Employee will not, during or after the term of this Agreement, directly or indirectly, except in the ordinary course of fulfilling Employee's duties and responsibilities hereunder, use, disseminate, or disclose to any person, firm, corporation or other business entity for any purpose whatsoever, information disclosed to Employee or known by Employee as a consequence of or through her employment hereunder, which is not generally known in the industry in which Employer is or may become engaged, about Employer's business or activities, including without limitation, information about Employer's products, services, procedures, pricing, research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling.

         8.2 Upon termination of this Agreement, Employee shall immediately return to Employer all documents, records, files, notebooks, computer disks, and similar repositories containing the information described in Section 8.1 above, including copies thereof, then in Employee's possession or under her control whether prepared by her or by others.

         8.3 Employee agrees to keep the terms of this Agreement confidential and not discuss any terms with any employee of Employer other than its Chief Executive Officer, and any other person other than the Chairman of the Compensation Committee of Employer, unless disclosure is otherwise required by law.





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9.       Noncompetition.   Upon expiration of the term of this Agreement or
         upon a failure to extend this Agreement beyond its termination date, Employee agrees that, for a period of eight (8) months after such expiration or termination, she shall not:

         9.1 Engage within the United States, as an officer, director, shareholder, owner, investor, partner, joint venturer, manager, employee, independent contractor, agent, consultant, advisor or sales representative, in any type of business whose primary focus is screen printed apparel, or who is seeking to enter or penetrate the screen printed apparel business during that time;

         9.2 Call upon any person who is an employee of Employer for the purpose or with the intent of enticing or recruiting such employee away from or out of the employ of Employer; or

         9.3 Call upon any person or entity which is at that time, or which has been within eight (8) months prior to that time, a customer of Employer for the purpose of soliciting such customer or selling to such customer any type of screen printed apparel.

10.      Saving Provision.   Employer and Employee agree that the nondisclosure
         and noncompetition provisions set forth above, including, without limitation, the scope, duration and geographic extent of such restrictions, are fair and reasonably necessary for the protection of Employer's legitimate business interests. In the event a court of competent jurisdiction should decline to enforce any of such provisions, they shall be deemed to be modified to restrict Employee to the maximum extent which the court shall find enforceable.

11.      Injunctive Relief.   Employee acknowledges that the breach or
         threatened breach of any of the nondisclosure or noncompetition provisions or other agreements contained in this Agreement would give rise to irreparable injury to Employer, which injury would be inadequately compensable in money damages. Employer may, therefore, seek and obtain a restraining order or injunction prohibiting the breach or any threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available.

12.      Miscellaneous.

         12.1 All rights of Employer and Employee pursuant to this Agreement shall survive termination of employment hereunder.

         12.2 Any notice required to be given under this Agreement shall be sufficient if in writing and delivered personally or sent by registered or certified mail to Employee at her last known address and to Employer at its principal office.

         12.3 This Agreement contains the entire agreement between Employer and Employee relating to the subject matter hereof and no modification of this Agreement shall be valid unless made in writing and signed by both parties.





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         12.4    No waiver by Employer of any default or breach by Employee of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

         12.5 The rights and obligation of Employee hereunder are personal and may not be assigned to any other person. This Agreement will bind and benefit any successor of Employer, whether by merger, sale of assets, reorganization or other form of acquisition, disposition or business reorganization. In the event of Employee's death, any benefits due or to become due under this Agreement, including compensation, shall become a part of Employee's estate and shall be distributed to her personal representative.

         12.6 If Employer or Employee brings an action or other proceeding against the other to enforce any of the terms or conditions of this Agreement, the prevailing party in any such action or proceeding shall be paid reasonable attorneys' fees and costs by the other party.

         12.7 This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.


EXECUTED as of the day and year first above written.


EMPLOYER:                                          EMPLOYEE:
---------                                          ---------


By:      /S/ Larry C. Mounger, Jr.           By:      /S/ Sandra L. Teufel
         ----------------------------                 -------------------------
         Larry C. Mounger, Jr.                        Sandra L. Teufel
         Chief Executive Officer
         Sun Sportswear, Inc.


By:      /S/ Paul R. Rollins, Jr.
         ----------------------------
         Paul R. Rollins, Jr., Chairman
         Compensation Committee





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                                   EXHIBIT A


The following sets forth the terms of the Incentive Compensation Plan referred to in Paragraph 3.2 defining Employee's annual bonus, it being agreed by Employer and Employee that Employee's annual bonus for 1995 shall be determined in two components, the first criteria set forth in I below being a condition precedent to the right to receive any bonus under the second criteria set forth in II below.

I.       Divisional Contribution Margin Criteria.

Employee shall receive as an annual bonus for 1995 for meeting the "Divisional Contribution Margin Criteria" bonus component, the amount of $125,000, which bonus amount shall be increased by 5% of the amount by which "Divisional Contribution Margin" exceeds $10.596 million, for an additional bonus of up to $75,000 (it being agreed that the maximum Employee can earn under this Criteria I is $200,000), provided the following condition is met:

(i) Women's and Girls' Division shall have a fiscal year 1995 "Divisional Contribution Margin" (calculated in accordance with the standard method used by Employer in preparing its books and records, as exemplified by the attached "Sun Sportswear, Inc., Income Statement, Women's Division, Fiscal 1995 April 27, 1995"), of $10.596 million or greater.

II.      Sun Sportswear, Inc. Profitability Criteria.

If Sun Sportswear, Inc. has net income in excess of $2.6 million, and if Employee has met all the conditions set forth in Criteria I above and has earned the maximum allowable thereunder of $200,000, Employee shall receive an additional bonus amount for 1995 equal to 5% of any amount in excess of $2.6 million net income as reported on Sun Sportswear, Inc.'s audited Income Statement, provided, however, that the amount of such bonus shall not exceed $60,000, regardless of the amount of Employer's net income. No bonus component will be paid out under this criteria if Sun Sportswear, Inc.'s net income does not equal or exceed $2.6 million and unless and until Employee has achieved the $200,000 maximum bonus level described in Criteria I above.

III. Notwithstanding the foregoing, Employee shall earn a minimum of $243,384 combined base salary and bonus, regardless of the amount of her "Divisional Contribution Margin" and the amount of the Employer's Net Income, both described above, provided Employee is in the employ of Employer on December 31, 1995.





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